SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 30, 2006

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

(952) 556-3131

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On August 30, 2006 registrant entered into two accelerated share buyback agreements with Goldman Sachs & Co. providing for the repurchase of an aggregate of approximately $100 million of registrant’s common stock. The first agreement, which covers half of the accelerated repurchase amount, includes collar provisions that establish the minimum and maximum numbers of shares. The second agreement, which covers the balance of the accelerated repurchase amount, includes purchase price adjustment provisions. The specific number of shares to be repurchased, and the total purchase price, is generally based on the volume weighted average share price of the Company’s common shares during the six- to twelve-month term of the accelerated repurchase agreements.

Item 7.01. Regulation FD Disclosure

On August 31, 2006, the registrant issued a press release to announce that its Board of Directors had authorized the repurchase of up to $150 million of the registrant’s outstanding common stock over the next 12-18 months in open market purchases and/or privately negotiated transactions. In addition the registrant’s press release announced that registrant had entered into two accelerated share buyback agreements to immediately repurchase approximately $100 million of its common stock. A copy of this press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instructions B.2 of Form 8-K, the information in this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. The information set forth herein will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release, Dated August 31, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: August 31, 2006	By:	/s/ John Villas
John Villas, Senior Vice President & Chief Financial Officer